UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
  Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 30, 2019

AutoWeb, Inc.
  (Exact name of registrant as specified in its charter)

Delaware	1-34761	33-0711569
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18872 MacArthur Boulevard, Suite 200,
Irvine, California	92612-1400
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 225-4500

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01	Entry into a Material Definitive Agreement

On April 30, 2019, AutoWeb, Inc., a Delaware corporation (“AutoWeb” or “Company”), entered into a Revolving Credit and Security Agreement (“Credit Agreement”) by and among PNC Bank, National Association, as Agent (“Lender”), and the Company’s U.S. subsidiaries Car.com, Inc., Autobytel, Inc., and AW GUA USA, Inc., as Guarantors (“Company Subsidiaries”).

The Credit Agreement provides for a $25,000,000 revolving credit facility (“Credit Facility”), with borrowings subject to availability based primarily on a limit of 85% of eligible accounts receivable. The Company is entitled, subject to certain terms and conditions, to request letters of credit from amounts otherwise available under the Credit Facility in the aggregate principal amount of up to $5,000,000 (“Letters of Credit”). The obligations under the Credit Agreement are guaranteed by the Company Subsidiaries and secured by a first priority lien on all of the Company’s and the Company Subsidiaries’ tangible and intangible assets.

The interest rates per annum applicable to borrowings under the Credit Agreement will be, at the Company’s option subject to certain conditions, equal to either a domestic rate (“Domestic Rate Loans”) or a LIBOR rate for one, two, or three-month interest periods chosen by the Company (“LIBOR Rate Loans”), plus the applicable margin percentage of 2% for Domestic Rate Loans and 3% for LIBOR Rate Loans. The domestic rate for Domestic Rate Loans will be the highest of (i) the base commercial lending rate of Lender, (ii) the overnight bank funding rate plus 0.50%, or (iii) the LIBOR rate plus 1.00%. The LIBOR rate for LIBOR Rate Loans will be equal to the London interbank offered rates for U.S. Dollars quoted by Bloomberg or the appropriate successor, divided by a number equal to 1 minus the maximum percentage in effect on such day for determining reserve requirements, as prescribed by the Board of Governors of the Federal Reserve System.

Commitment fees ranging from 0.5% to 1.5% and based on quarterly average borrowings (which can increase from 1.0% to 2.5% in the event of a default), as determined in accordance with the Credit Agreement, shall be charged on the aggregate unused portion of the Credit Facility, payable quarterly in arrears to the Lender. The commitment fees are fixed at 1.5% until June 30, 2019. Letter of Credit fees equal to 3% for LIBOR Rate Loans in effect on the daily average aggregate amount of all Letters of Credit shall be payable quarterly in arrears to Lender and calculated on an actual/360-day basis. In addition, the Company will pay a fronting fee with respect to each Letter of Credit in an amount equal to 0.5% of the daily average aggregate undrawn amount of all Letters of Credit outstanding, payable quarterly in arrears to Lender and calculated on an actual/360-day basis.

Subject to customary provisions regarding earlier termination, the Credit Facility expires on April 30, 2022.

The Credit Agreement contains customary representations and warranties and certain covenants that limit the ability of the Company and the Company Subsidiaries to, among other things: (i) incur or guarantee additional indebtedness; (ii) create or suffer to exist any liens on Company assets; (iii) make investments; (iv) dissolve, liquidate, consolidate, merge or wind-up its affairs; (v) sell or otherwise transfer or dispose of assets; (vi) engage in transactions with affiliates; (vii) make loans; or (viii) declare or make distributions on its equity interest. In addition, the Credit Agreement contains financial covenants that require the Company to maintain its consolidated EBITDA (as defined in the Credit Agreement) at stated minimum levels ranging from ($2,900,000) to $7,500,000 for various periods during the term of the Credit Facility. The Company is also required to maintain a pledged deposit account with Lender, and controlled by Lender, in the amount of $5,000,000 until the Company’s consolidated EBITDA is greater than $10,000,000.

The Credit Agreement also contains customary events of default including, without limitation: a breach of the representations and warranties made in the loan documents entered into in connection with the Credit Agreement; failure to make required payments; failure to comply with certain agreements or covenants; cross-defaults to certain other indebtedness in excess of specified amounts; certain events of bankruptcy and insolvency; failure to pay certain judgments; and a Change of Control (as defined therein). If such an event of default occurs, the Lender would be entitled to take various actions set forth in the Credit Agreement, including the acceleration of amounts due thereunder and all actions permitted to be taken by a creditor.

The foregoing description of the Credit Agreement is not complete and is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and which is hereby incorporated by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 above is hereby incorporated by reference to this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)
Exhibits

10.1
Revolving Credit and Security Agreement by and among PNC Bank, National Association, as Agent, the Lenders Party thereto, and AutoWeb, Inc., as Borrower, and Car.com, Inc., Autobytel, Inc., and AW GUA USA, Inc., as Guarantors, dated April 30, 2019

99.1
Press Release dated May 1, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 1, 2019
AUTOWEB, INC.
By:	/s/ Glenn E. Fuller
Glenn E. Fuller, Executive Vice President, Chief Legal Officer and Secretary